CERTIFICATE OF TRUST

OF

TCW STEEL CITY SENIOR LENDING BDC

This Certificate of Trust of TCW Steel City Senior Lending BDC (the “Trust”) is being filed to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is TCW Steel City Senior Lending BDC.

2. Registered Agent. The name and business address of the Registered Agent in the State of Delaware is: National Registered Agents, Inc., 1209 Orange Street, Wilmington DE, New Castle County.

3. Business Development Company. The Trust is or will elect to become a regulated business development company under the Investment Company Act of 1940, as amended.

4. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/

David R. Adler, not in their individual capacity but solely as Trustee

Sheila A. Finnerty, not in their individual capacity but solely as Trustee

Saverio M. Flemma, not in their individual capacity but solely as Trustee

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R. David Kelly, not in their individual capacity but solely as Trustee

Richard T. Miller, not in their individual capacity but solely as Trustee

Andrew W. Tarica, not in their individual capacity but solely as Trustee

David Wang, not in their individual capacity but solely as Trustee